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                     (BOYD BROS. TRANSPORTATION INC. LOGO)



        Contacts:  Richard C. Bailey              Aubrey Baugh, III
                   Executive Vice President       Vice President of Finance
                   and Chief Financial Officer    and Administration
                   (334) 775-1221                 (334) 775-1280


         DEMPSEY BOYD TO RETIRE AFTER 45 YEARS OF SERVICE TO THE COMPANY

                               -------------------

           BOYD WHIGHAM TO BECOME NON-EXECUTIVE CHAIRMAN OF THE BOARD


CLAYTON, Ala. (November 27, 2001) - Boyd Bros. Transportation Inc. (Nasdaq/SmallCap: BOYD) today announced that its founder and Chairman of the Board, Dempsey Boyd (age 74), intends to retire from the Company's operations at year's end. The Board has elected Boyd Whigham (age 64) to serve as the non-executive Chairman of the Board, commencing January 1, 2002.

         In recognition of Mr. Boyd's 45 years of dedication and leadership to the Company, the Board of Directors has reserved for him the honorary title of Chairman Emeritus.

         Dempsey Boyd was born and raised in Barbour County, Alabama. He began driving trucks in 1946 and, with brothers Cecil Boyd and J. Hilly Boyd, he founded Boyd Bros. Transportation Inc. in 1956. While his brothers left the Company in 1965, Dempsey Boyd remained and has been an integral part of the Company's operations ever since, leading Boyd Bros. through four decades of successful growth to what is now a $120 million (annual sales) publicly held company. Mr. Boyd was the Company's President from 1956 to 1980, at which time he became Chairman of the Board. Mr. Boyd's vision helped Boyd Bros. take advantage of the fragmentation in the flatbed trucking industry, and under his leadership the Company has become one of the largest flatbed carriers in the country, serving most of the continental United States.

         Boyd Whigham has been a director of the Company since 1989. He has been the District Attorney for the Third Judicial Circuit, in Barbour and Bullock Counties, Alabama, since 1993. Prior to 1993, he maintained a general civil law practice in Clayton, Alabama.

         Commenting on the announced changes, Gail Cooper, the Company's Chief Executive Officer, said, "Dempsey Boyd has been a driving force behind the Company's growth and prosperity for almost five decades. He has been instrumental in our efforts to build a solid corporate foundation, one supported by energetic and experienced senior management and leading-edge systems and processes, which we believe will allow the Company to address successfully the challenges facing our industry. On behalf of the Board, we extend our thanks to him for his extraordinary contribution to Boyd Bros. Transportation.


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BOYD Announce Board Changes
Page 2
November 27, 2001


         "At the same time, we enthusiastically welcome the increased involvement and participation of Boyd Whigham as he assumes the role of Chairman," she continued. "Having served as a director of the Company through much of the past decade, including times of both opportunity and challenge, he is uniquely qualified to lead our Board and our Company as we seek to build on the legacy of the Dempsey Boyd era."

         Separately, the Company announced the resignation of Miller Welborn from the Board. Welborn has served on the Company's Board of Directors since 1998. The Company has initiated a search for additional outside board members and intends to propose candidates to stockholders at the annual meeting in 2002.

         Boyd Bros. Transportation Inc. is one of the largest flatbed trucking companies in the United States. The Company provides transportation services to high-volume, time-sensitive customers, primarily in the steel and building materials industries, and operates throughout most of the continental United States. For more information about the Company, visit Boyd Bros. on the Internet at www.boydbros.com.

         Certain of the statements contained in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, business conditions and growth in the economy, including the transportation and construction sectors in particular; competitive factors, including price pressures and the ability to recruit and retain qualified drivers; the ability to control internal costs, particularly rising fuel costs that may or may not be passed on to the Company's customers; departures and defaults by owner-operators; the cost of complying with governmental regulations that are applicable to the Company; the potential effects of customer bankruptcy filings on its current and future financial and operating results; and other risk factors referenced in the Company's periodic filings with the Securities and Exchange Commission.

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